UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

As previously disclosed, (i) on February 2, 2022, Mr. Scott Klarquist provided notice to Genworth Financial, Inc. (the “Company”) of his intent to nominate himself as a candidate for election to the Company’s Board of Directors (the “Board”) at its 2022 Annual Meeting of Stockholders (the “Annual Meeting”); (ii) the Board accordingly determined that the election of directors at the Annual Meeting is contested; (iii) as a result, directors will be elected by a plurality of votes properly cast at the Annual Meeting; (iv) on April 6, 2022, the Company filed its definitive proxy statement with the Securities and Exchange Commission; and (v) on April 14, 2022, Mr. Klarquist delivered notice to the Company of the withdrawal of his nomination for election to the Board at the Annual Meeting.

The Board has unanimously determined not to supersede its determination that the election of directors at the Annual Meeting is contested. Therefore, directors will be elected at the Annual Meeting by a plurality of votes properly cast, and abstentions, withhold votes, and broker non-votes will not be counted in determining whether a director has received a plurality of the votes cast for his or her election.

However, in order to ensure that stockholders’ votes at the Annual Meeting have a substantially similar effect as if the election of directors were uncontested, each director nominee, the Nominating and Corporate Governance Committee of the Board, and the Board have committed to mirror the procedures set forth in the Company’s Amended and Restated Bylaws for directors who fail to receive a “majority of votes cast” in an uncontested election. Specifically:

•

Each of the Board’s director nominees has delivered a letter to the Board committing to tender his or her resignation from the Board upon receiving more “withhold” votes than “for” votes at the Annual Meeting, the effectiveness of which resignation shall be subject to the acceptance thereof by the Board;

•

The Nominating and Corporate Governance Committee has committed to assess the appropriateness of any nominee who tenders his or her resignation as a result of receiving more “withhold” votes than “for” votes at the Annual Meeting continuing to serve as a director and committed to recommend to the Board whether to accept or reject any such tendered resignation, or whether other action should be taken with respect thereto; and

•

The Board has committed to act on the Nominating and Corporate Governance Committee’s recommendation with respect to the resignation of any nominee who tenders his or her resignation as a result of receiving more “withhold” votes than “for” votes at the 2022 Annual Meeting and committed to publicly disclose its decision and the reason for its decision.

Abstentions and broker non-votes will not be counted in determining whether a director has received more “withhold” votes than “for” votes.

Any stockholder who desires to change or revoke its proxy before the Annual Meeting may do so by (i) subsequently granting a proxy by telephone or by Internet, (ii) returning a later-dated proxy card; (iii) sending its notice of revocation to the Company’s Corporate Secretary at c/o Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230 or (iv) attending the 2022 Annual Meeting and voting electronically. If a stockholder submits its changed proxy or revocation by telephone or by Internet, such changed proxy or revocation must be received by 11:59 p.m. Eastern time on May 18, 2022. If a stockholder submits its changed proxy or revocation by another method specified above, such changed proxy or revocation must be received before the polls close for voting. Attendance at the Annual Meeting alone will not revoke a previously submitted proxy.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders for the Company’s 2022 annual meeting of stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO CAREFULLY READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on our website at https://genworth2014.q4web.com/investors/Financials—Reports/sec-filings/default.aspx, or by contacting investorinfo@genworth.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.